Exhibit 99.1

Consent of Qatalyst Partners LP

August 21, 2026

We hereby consent to the use in the joint proxy statement/prospectus pursuant to Section 14(a) of the Securities Exchange Act of 1934 that forms part of the Registration Statement on Form S-4, Amendment No. 1, of Fox Corporation of our opinion, dated as of June 14, 2026, appearing as Annex E to such joint proxy statement/prospectus, and to the description of such opinion and to the references to our name contained therein under the headings “Summary—Opinions of Financial Advisors—Opinion of Roku’s and the Strategic Initiatives Committee’s Financial Advisor—Opinion of Qatalyst Partners,” “The Mergers—Background of the Mergers,” “The Mergers—Roku’s Reasons for the Mergers; Recommendation of the Roku Board of Directors,” “The Mergers—Certain Unaudited Prospective Financial Information” and “The Mergers—Opinion of Roku’s and the Strategic Initiatives Committee’s Financial Advisor”.

/s/ Qatalyst Partners LP
Qatalyst Partners LP